Exhibit 99.1

Parabolic Technologies, Inc. Announces Closing of $13.5 Million Underwritten Public Offering

SEATTLE, WA – November 5, 2026 (GLOBE NEWSWIRE) — Parabolic Technologies, Inc. (Nasdaq: PARA) (the “Company”), a leading AI-powered agentic applications technology company, today announced the closing of its previously announced firm commitment underwritten public offering. Gross proceeds to the Company were approximately $13.5 million, before deducting underwriting fees and other offering expenses payable by the Company. The offering closed on November 5, 2026.

The offering consisted of 4,963,235 Common Units (or Pre-Funded Units), each consisting of (i) one (1) share of Class A Common Stock or one (1) Pre-Funded Warrant and (ii) two (2) Common Warrants to purchase one (1) share of Common Stock per warrant at an exercise price of $6.80 per share. The public offering price per Common Unit was $2.72 (or $2.71999 for each Pre-Funded Unit, which is equal to the public offering price per Common Unit sold in the offering minus an exercise price of $0.00001 per Pre-Funded Warrant). The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until exercised in full. For each Pre-Funded Unit sold in the offering, the number of Common Units in the offering will be decreased on a one-for-one basis. The initial exercise price of each Common Warrant is $6.80 per share of Common Stock or pursuant to an alternative cashless exercise option.

Solely to cover over-allotments, if any, the Company has granted Aegis Capital Corp. (“Aegis”) a 45-day option to purchase (i) additional shares of Common Stock of up to 15.0% of the number of Common Units sold in the offering and/or (ii) additional Common Warrants of up to 30.0% of the number of Common Units sold in the offering. The purchase price to be paid per additional share of Common Stock will be equal to the public offering price of one Common Unit (less $0.00001 allocated to each full warrant), less the underwriting discount. The purchase price to be paid per additional Common Warrant will be $0.00001.

Aegis Capital Corp. acted as the sole book-running manager for the offering. Hunter Taubman Fischer & Li LLC acted as counsel to the Company. Kaufman & Canoles, P.C. acted as counsel to Aegis Capital Corp.

A registration statement on Form S-1 (No. 333-299744) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 30, 2026, was declared effective by the SEC on November 3, 2026, and a related registration statement on Form S-1MEF (File No. 333-299848) was filed pursuant to Rule 462(b) under the Securities Act of 1933, which became effective immediately upon filing on November 5, 2026. The offering was made only by means of a prospectus. A final prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at +1 (212) 813-1010. Before investing in this offering, interested parties should read the prospectus in its entirety, which provides more information about the Company and the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Parabolic Technologies, Inc.

Parabolic builds agentic applications that power the future of business. We believe that the future of enterprise software will be agentic applications that are net-beneficiaries of AI transformation, and we focus on building, acquiring, and investing in those and related businesses. We have over 150,000 customers including Amazon, Dell, Salesforce, Aflac, Thermo Fisher Scientific, RBC Wealth Management, and Fitch Group. Learn more at www.parabolic.io. For investors, please visit ir.banzai.io.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often use words such as “believe,” “may,” “will,” “estimate,” “target,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “propose,” “plan,” “project,” “forecast,” “predict,” “potential,” “seek,” “future,” “outlook,” and similar variations and expressions. Forward-looking statements are those that do not relate strictly to historical or current facts. Examples of forward-looking statements may include, among others, statements regarding Parabolic Technologies, Inc.’s (the “Company’s”): future financial, business and operating performance and goals; annualized recurring revenue and customer retention; ongoing, future or ability to maintain or improve its financial position, cash flows, and liquidity and its expected financial needs; potential financing and ability to obtain financing; acquisition strategy and proposed acquisitions and, if completed, their potential success and financial contributions; strategy and strategic goals, including being able to capitalize on opportunities; expectations relating to the Company’s industry, outlook and market trends; total addressable market and serviceable addressable market and related projections; plans, strategies and expectations for retaining existing or acquiring new customers, increasing revenue and executing growth initiatives; and product areas of focus and additional products that may be sold in the future. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity and development of the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements. Therefore, investors should not rely on any of these forward-looking statements. Factors that may cause actual results to differ materially include changes in the markets in which the Company operates, customer demand, the financial markets, economic, business and regulatory and other factors, such as the Company’s ability to execute on its strategy. More detailed information about risk factors can be found in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and in other reports filed by the Company, including reports on Form 8-K. The Company does not undertake any duty to update forward-looking statements after the date of this press release.

Investor Relations

Dean Ditto

Chief Financial Officer

206 414-1777

ir.banzai.io

Media

Paul Witkowski

Senior Director Financial Reporting

media@parabolic.io